JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Esperion Therapeutics, Inc., Common Stock, par value $0.001 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 30, 2018.

BOXER CAPITAL, LLC

By:	/s/ Aaron I. Davis
Name:	Aaron I. Davis
Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jason Callender
Name:	Jason Callender
Title:	Director

BRASLYN LTD.

By:	/s/ Joseph C. Lewis
Name:	Joseph C. Lewis
Title:	Director

TUESDAY THIRTEEN INC.

By:	/s/ Joseph C. Lewis
Name:	Joseph C. Lewis
Title:	Director

JOSEPH C. LEWIS

/s/ Joseph C. Lewis
Joseph C. Lewis, Individually